Exhibit 99.1

Contact:  Mexican Restaurants, Inc.
 Andrew J. Dennard
 (713) 943-7574

Mexican Restaurants, Inc.
Announces 2009 First Quarter Operating Results
(NASDAQ: CASA)

Houston, Texas (May 11, 2009)    For the Company’s 2009 first quarter ended March 29, 2009, the Company reported net income of $179,853 or $0.05 per diluted share, compared with a net income of $75,517 or $0.02 per diluted share for the first quarter of fiscal year 2008.  The first quarter ended March 29, 2009 included a net loss from discontinued operations of $93,230 compared with net income from discontinued operations of $77,946 for the first quarter of fiscal year 2008.

The Company’s revenues for the first quarter of fiscal year 2009 increased $619,201 or 3.3% to $19.2 million compared with $18.5 million for the same quarter in fiscal year 2008.  Restaurant sales for first quarter 2009 increased by $616,001 or 3.3% to $19.0 million compared with $18.4 million for the first quarter of fiscal year 2008.  The increase in restaurant revenues primarily reflects an increase in same-store sales and the opening of new restaurants.  For the first quarter ended March 29, 2009, Company-owned same-restaurant sales increased approximately 0.6%, the seventh straight quarter of positive same-store sales.  Franchised-owned same-restaurant sales, as reported by franchisees, increased approximately 2.3% over the same quarter in fiscal 2008.

Commenting on the Company’s first quarter results, Curt Glowacki, Chief Executive Officer, stated, “We are pleased with our first quarter results, but remain cautious about the economy and consumer spending.  We will continue to focus on the fundamentals of running great restaurants that offer delicious food at very affordable prices.”

Mr. Glowacki continued, “We are pleased to have sold our Michigan-based La Senorita brand on April 7, 2009 for $2.6 million.  The sale will help us focus on our strategies of building Mission Burrito and enhancing our core concepts in our Southwestern-based trade area.  The proceeds of the sale were used to reduce our existing bank debt.”

Mexican Restaurants, Inc. operates and franchises 73 Mexican restaurants.  The current system includes 55 Company-operated restaurants, 17 franchisee operated restaurants and one licensed restaurant.

Special Note Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include, among others, the following: growth strategy; dependence on executive officers; geographic concentration; increasing susceptibility to adverse conditions in the region; changes in consumer tastes and eating habits; national, regional or local economic and real estate conditions; demographic trends; inclement weather; traffic patterns; the type, number and location of competing restaurants; inflation; increased food, labor and benefit costs; the availability of experienced management and hourly employees; seasonality and the timing of new restaurant openings; changes in governmental regulations; dram shop exposure; and other factors not yet experienced by the Company.  The use of words such as “believes”, “anticipates”, “expects”, “intends” and similar expressions are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements.  Readers are urged to carefully review and consider the various disclosures made by the Company in this release and in the Company’s most recent Annual Report and Form 10-K , that attempt to advise interested parties of the risks and factors that may affect the Company’s business.

Mexican Restaurants, Inc. and Subsidiaries

Consolidated Statements of Income
(Unaudited)

	13-Week	13-Week
	Period Ended	Period Ended
	3/29/09	3/30/2008
Revenues:
Restaurant sales	$19,013,557	$18,397,556
Franchise fees, royalties and other	138,289	135,089
	19,151,846	18,532,645
Costs and expenses:
Cost of sales	5,250,244	5,185,160
Labor	6,122,989	5,849,137
Restaurant operating expenses	4,782,338	4,607,537
General and administrative	1,686,730	1,994,062
Depreciation and amortization	867,957	798,107
Pre-opening costs	--	36,884
Impairment and restaurant closure costs	22,453	32,252
Gain on involuntary disposals	(7,231)	(126,371)
Loss on sale of other property and equipment	36,762	27,007
	18,762,242	18,403,775

Operating income	389,604	128,870

Other income (expense):
Interest income	980	2,082
Interest expense	(62,194)	(141,523)
Other, net	10,501	7,332
	(50,713)	(132,109)

Income (loss) from continuing operations before income taxes	338,891	(3,239)
Income tax (expense) benefit	(65,808)	810
Income (loss) from continuing operations	273,083	(2,429)

Discontinued operations:
Income from discontinued operations	75,456	51,758
Restaurant closure income (expense)	(190,572)	52,289
Loss on sale of assets	(581)	--
Income (loss) from discontinued operations before income taxes	(115,697)	104,047
Income tax (expense) benefit	22,467	(26,101)
Income (loss) from discontinued operations	(93,230)	77,946

Net Income	$179,853	$75,517

Basic income (loss) per share
Income (loss) from continuing operations	$0.08	$--
Income (loss) from discontinued operations	(0.03)	0.02
Net income	$0.05	$0.02

Diluted income (loss) per share
Income (loss) from continuing operations	$0.08	$--
Income (loss) from discontinued operations	(0.03)	0.02
Net income	$0.05	$0.02

Weighted average number of shares outstanding (basic)	3,269,341	3,247,167

Weighted average number of shares outstanding (diluted)	3,270,057	3,314,286